Exhibit 99.1

Argan, Inc. Announces Chief Financial Officer Retirement and Succession

August 21, 2024 – ROCKVILLE, MD – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announces that Chief Financial Officer, Richard H. Deily, 71, will retire effective September 15, 2024, after a distinguished 40-year career in senior financial management, which includes a 17-year tenure with the Company. Josh Baugher, who has served as Vice President and Corporate Controller for Argan since 2022, will succeed Mr. Deily as Chief Financial Officer.

Mr. Deily joined Argan in October 2007 as Corporate Controller and was named Vice President, Corporate Controller in January 2015. He has served as Chief Financial Officer since August 2022. Before joining Argan, his career included senior financial management roles with publicly traded companies in various industries, including construction, commercial software, telecommunications, government contracting and electronics manufacturing.

David Watson, President and Chief Executive Officer of Argan, commented, “On behalf of the entire Argan team and Board, I would like to thank Hank for his valuable contributions during his 17 years with the Company. He has been integral to our creation of a first-in-class finance organization, and we are appreciative of his dedication to Argan’s success. As a testament to his commitment and loyalty to the team, Hank will continue to help in a reduced role to ensure this transition is a success. Most importantly, we wish him all the best in his well-earned retirement.”

Josh Baugher brings nearly 20 years of financial leadership, strategic insight, and accounting experience. Prior to joining Argan, Mr. Baugher oversaw the financial reporting and technical accounting at Charles River Associates (NASDAQ: CRAI), an international consulting firm headquartered in Boston. Mr. Baugher began his career at CohnReznick, a top 20 national accounting firm, where he managed a diverse portfolio of clients, including developers, residential and commercial real estate entities, asset managers, tax-credit syndicators, investment funds, and loan originators and servicers. Throughout his career, he has provided technical and operational guidance on corporate development, business process improvements, and other accounting and finance matters. A licensed Certified Public Accountant in the State of Maryland, Mr. Baugher holds a Bachelor of Science degree in accounting from George Mason University.

“Josh has been a pivotal member of our finance team and has worked closely with both Hank and me in all facets of our financial reporting and strategies. His financial accounting and reporting skills are very strong, and he has a solid understanding of Argan’s priorities as they relate to capital allocation, and his appointment to the CFO role reflects the strength of our team and thoughtful succession planning. I look forward to working with Josh in his new role,” Mr. Watson concluded.

Safe Harbor Statement

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Reference is hereby made to the cautionary statements made by the Company with respect to risk factors set forth in its most recent reports on Form 10-K, Forms 10-Q and other SEC filings. The Company’s future financial performance is subject to risks and uncertainties including, but not limited to, the successful addition of new contracts to project backlog, the receipt of corresponding notices to proceed with contract activities, and the Company’s ability to successfully complete the projects that it obtains. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to the risk factors highlighted above and described regularly in the Company’s SEC filings.

Company Contact: David Watson 301.315.0027	Investor Relations Contacts: John Nesbett/Jennifer Belodeau IMS Investor Relations 203.972.9200